MacroGenics Announces Appointments to Board of Directors

ROCKVILLE, Md., January 25, 2017 -- MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, as well as autoimmune disorders and infectious diseases, today announced the expansion of its Board of Directors to eight members and the appointments of Karen J. Ferrante, M.D., and Scott Jackson to fill the newly created vacancies. Dr. Ferrante will serve on the Nominating & Corporate Governance Committee of the Board and Mr. Jackson will serve on the Compensation Committee of the Board.

Dr. Ferrante, a hematologist-oncologist, most recently served as Chief Medical Officer and Head of Research and Development at Tokai Pharmaceuticals and brings over 20 years of oncology drug development experience to the Board. Prior to Tokai, Dr. Ferrante held several senior level positions at Millennium Pharmaceuticals and parent company Takeda Pharmaceuticals, including Oncology Therapeutic Area Head, Takeda Cambridge Site Head and Chief Medical Officer. Dr. Ferrante has also previously held positons of increasing responsibility at Pfizer Global Research and Development and Bristol-Myers Squibb. Dr. Ferrante holds an M.D. from Georgetown University and completed her internship and residency in internal medicine at New England Deaconess Hospital (now part of Beth Israel Deaconess Medical Center) followed by a fellowship in hematology and oncology. She currently serves as a member of the boards of Progenics Pharmaceuticals and the New England Women in Science Executives Club.

Mr. Jackson served as Chief Executive Officer and as a member of the Board of Directors of Celator Pharmaceuticals, Inc. from April 2008 until July 2016, when the company was acquired by Jazz Pharmaceuticals plc. Mr. Jackson has more than 25 years of experience in the pharmaceutical and biotechnology industry and has held positions of increasing responsibility in sales, marketing and commercial development at Eli Lilly & Co., SmithKline Beecham, ImClone Systems Inc., Centocor Inc., a division of Johnson & Johnson, Eximias Pharmaceutical and YM BioSciences. Mr. Jackson holds a B.S. in pharmacy from the Philadelphia College of Pharmacy and Science and an M.B.A. from the University of Notre Dame. Mr. Jackson serves as chairman of the board of trustees of the Eastern Pennsylvania Chapter of The Leukemia and Lymphoma Society®.

“As our pipeline continues to expand and mature, we are pleased to add the development and commercialization expertise of both Dr. Ferrante and Mr. Jackson,” said Scott Koenig, M.D., Ph.D., President and CEO of MacroGenics. “Our team will greatly benefit from their contributions and guidance as we continue to advance our potential treatment options for patients with cancer, autoimmune disorders and infectious diseases.”

About MacroGenics, Inc.

MacroGenics is a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, as well as autoimmune disorders and infectious diseases. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms. The combination of MacroGenics’ technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company’s website at www.macrogenics.com. MacroGenics and the MacroGenics logo are registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development of the Company’s therapeutic candidates, milestone or opt-in payments from the Company’s collaborators, the Company’s anticipated milestones and future expectations and plans and prospects for the Company and other statements containing the words “subject to”, “believe”, “anticipate”, “plan”, “expect”, “intend”, “estimate”, “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and enrollment of future clinical trials, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for regulatory approvals, other matters that could affect the availability or commercial potential of the Company’s product candidates and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

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Contacts:
Jim Karrels, Senior Vice President, CFO
MacroGenics, Inc.
1-301-251-5172, info@macrogenics.com

Karen Sharma, Senior Vice President
MacDougall Biomedical Communications
1-781-235-3060, ksharma@macbiocom.com